LIMITED POWER OF ATTORNEY FOR SECTION 16 REPORTING OBLIGATION

I, James B. Wyngaarden, hereby make, constitute and appoint Louis J. Arcudi III signing singly and acting individually, as my true and lawful attorney in fact with full power and authority as hereinafter described to:

(1)	 execute for and on my behalf, in my capacity as a director of Idera
Pharmaceuticals, Inc. (the "Company"), the attached Form 4 (including any amendments thereto) in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder (the "Exchange Act");

(2)	do and perform any and all acts for and on my behalf which may be necessary or desirable to prepare, complete and execute any such Form 4, prepare, complete and execute any amendment or amendments thereto, and timely deliver and file such form with the United States Securities and Exchange Commission (the "SEC")
and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney in fact, may be of benefit to, in the best interest of, or legally required by, me, it being understood that the documents executed by such attorney in fact on my behalf pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney in fact may approve in such attorney in fact's discretion.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 14th day of June, 2011.

/s/ James B. Wyngaarden
James B. Wyngaarden